                                                                   EXHIBIT 10.71





                             ASSET SALES AGREEMENT

                                  BY AND AMONG

                       NIAGARA MOHAWK POWER CORPORATION,

                    ROCHESTER GAS AND ELECTRIC CORPORATION,

                            OSWEGO HARBOR POWER LLC,

                                      AND

                                NRG ENERGY, INC.




                           Dated as of April 1, 1999




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                             ASSET SALES AGREEMENT

        ASSET SALES AGREEMENT, dated as of April 1, 1999, (this "Agreement") by and among Niagara Mohawk Power Corporation, a New York corporation (the "Seller"), Rochester Gas and Electric Corporation, a New York corporation ("RG&E"), NRG Energy, Inc., a Delaware corporation ("Parent") and Oswego Harbor Power LLC, a Delaware limited liability company and a wholly- owned subsidiary of Parent (the "Buyer").

        WHEREAS, the Buyer desires to purchase, and the Seller and RG&E desire to sell, the Purchased Assets (as defined herein) upon the terms and conditions hereinafter set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

               1.1    Definitions.   As used in this Agreement, the following
terms have the meanings specified in this Section 1.1(a). For capitalized terms used in this subsection (a) but not defined herein, see subsection (b).

                            (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                            (2)  "Ancillary Agreements" means the Site
               Agreement, the Transition Power Agreement, the Interconnection Agreement, the assumption of the RG&E Agreement and such documentation as is necessary for the Buyer to assume the Seller's rights and obligations with respect to the Purchased Assets under the PILOT (as defined in Section 4.3(f)) and the COIDA Lease/Sublease (as defined in Section 4.3(e)).

                            (3) "Bill of Sale" means the Bill of Sale to be delivered at the Closing with respect to the Purchased Assets

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               which constitute personal property and which are to be
               transferred at such Closing, substantially in the form of Exhibit A hereto.

                            (4) "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York City are authorized by law or other governmental action to close.

                            (5) "Buyer Representatives" means the Buyer's and Parent's accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

                            (6) "Capital Expenditures" means (i) those capital expenditures which are identified on Schedule 7.1 and (ii) those anticipated environmental remediation costs, identified on
               Schedule 7.1.

                            (7) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act and any amendment thereto.

                            (8)  "COBRA" means the Consolidated Omnibus
               Reconciliation Act of 1985, as amended.

                            (9) "Code" means the Internal Revenue Code of 1986, as amended.

                            (10) "Collective Bargaining Agreement" means the
               Collective Bargaining Agreement, dated as of April 15, 1996, between the Seller and Local 97 of the International Brotherhood of Electrical Workers ("IBEW"), as well as the memoranda of understanding and other documents which are incorporated by reference and made part of the Collective Bargaining Agreement.

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                            (11) "Confidentiality Agreement" means the
               Confidentiality Agreement, dated September 1998, between the Seller and Parent.

                            (12) "Easements" means, with respect to the Real
               Property, the reservations of easements to be included in the deeds of conveyance with respect to such assets and easements for the benefit of third parties.

                            (13) "Encumbrances" means any mortgage pledges,
               liens, security interests, and conditional and installment sale agreements, activity and use limitations, Easements (other than those set forth in the Ancillary Agreements), deed restrictions, encumbrances or charges of any kind.

                            (14) "Environmental Laws" means all Federal, state,
               local and foreign laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders which relate to pollution or protection of the environment, natural resources (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or human health and safety, including, without limitation, laws which relate to Releases or threatened Releases of Hazardous Substances or otherwise relate to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

                            (15) "ERISA" means the Employee Retirement Income
               Security Act of 1974, as amended.

                            (16) "Exchange Act" means the Securities Exchange
               Act of 1934, as amended.

                            (17) "Federal Power Act" means the Federal Power
               Act of 1935.

                            (18) "FERC" means the Federal Energy Regulatory
               Commission.

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                            (19) "FIRPTA Affidavit" means the Foreign
               Investment in Real Property Tax Act Certification and Affidavit substantially in the form of Exhibit B hereto.

                            (20) "Gas Pipeline 63 Agreement" means a Gas
               Pipeline Agreement which may be negotiated by the Buyer and the Seller with respect to sale of capacity to the Buyer on such pipeline.

                            (21) "Governmental Entity" means any governmental
               or regulatory authority, agency, commission, body or other governmental entity or subdivision, other than the Internal Revenue Service or the New York Department of Taxation and Finance.

                            (22) "Hazardous Substances" means any chemicals,
               materials or substances defined as or included in the definition of "hazardous substances,""hazardous wastes,""hazardous materials,""restricted hazardous materials,""extremely hazardous substances,""toxic substances,""contaminants"or "pollutants" or words of similar meaning or substance found in any Environmental Law, exposure to which is prohibited, limited or regulated by such Environmental Law.

                            (23) "Holding Company Act" means the Public Utility
               Holding Company Act of 1935, as amended.

                            (24) "HSR Act" means the Hart-Scott-Rodino
               Antitrust Improvements Act of 1976, as amended.

                            (25) "Income Tax" means any federal, state, local
               or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is

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               described in clause (a), in each case together with any
               interest, penalties, or additions to such Tax.

                            (26) "Indentures" means the Mortgage Trust
               Indenture, dated as of October 1, 1937 between Central New York Power Corporation and The Marine Midland Trust Company of New York, as amended, modified and supplemented from time to time and the First Mortgage Indenture, dated September 1, 1918, between Bankers Trust Co., as Trustee, and RG&E, as amended, modified and supplemented from time to time.

                            (27) "Instrument of Assumption" means the
               Instrument of Assumption substantially in the form of Exhibit B hereto relating to the assumption by the Buyer of the liabilities and obligations of the Seller.

                            (28) "Interconnection Agreement" means the
               Interconnection Agreement, to be dated as of the Closing Date, in substantially the form of Exhibit C hereto, between the Seller and the Buyer (it being understood that such items as service points, metering points, auxiliary load charges when the station is generating and the services to be provided Seller, will be the subject of further negotiation and agreement).

                            (29) "Laws" means any federal, state, local or
               foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

                            (30) "Maintenance Expenditures" means those
               maintenance expenditures which are identified on Schedule 7.1.

                            (31) "Maintenance and Capital Expenditures Amount"
               means the aggregate amount of all funds actually expended on, or for which liabilities were accrued in accordance with generally accepted accounting principles applied on a consistent basis with respect to, Maintenance Expenditures and Capital Expenditures by the Seller or RG&E, if any,

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               during the period beginning on the date hereof and ending on the
               Closing Date.

                            (32) "Material Adverse Effect" means any change or
               changes in, or effect on, the Purchased Assets that is, or in the aggregate are, materially adverse to the business, assets, operations or conditions (financial or otherwise) of the Purchased Assets, taken as a whole, other than (i) any change or effect affecting the international, national, regional or local electric industry as a whole, and not the Purchased Assets exclusively and specifically, resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, (ii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Purchased Assets, (iii) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems (iv) any change or effect resulting from changes in Laws or in industry standards, (v) any materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Seller before the Termination Date and
               (vi) any materially adverse change resulting from this Agreement and the transactions contemplated hereby.

                            (33) "Permitted Encumbrances" means (i) the
               Easements, (ii) those exceptions to title to the Purchased Assets listed in Schedule 5.8, (iii) with respect to any date before the Closing Date, Encumbrances created by the Indentures,
               (iv) statutory liens for current Taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, provided that the aggregate amount so contested does not exceed $500,000, (v) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on, the part of the Seller or the validity of which are being contested in good faith by appropriate proceedings, provided that the aggregate amount so contested does not exceed $500,000, (vi) zoning, entitlement, conservation restriction and other land use

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               and environmental regulations by governmental authorities, (vii)
               the COIDA Lease/Sublease, (viii) the PILOT and (ix) such other liens, imperfections in or failure of title, charges, easements, leases, licenses, restrictions, Encumbrances, encroachments and defects which do not materially detract from the value or interfere with the present use of the Purchased Assets and neither secure indebtedness, nor individually or in the aggregate, create a Material Adverse Effect (the liens set forth in (iv) and (v) being collectively referred to as "Indemnifiable Liens").

                            (34) "Person" means an individual, a partnership, a
               limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or a department or agency thereof.

                            (35) "PSC" means the New York Public Service
               Commission.

                            (36) "Purchased Assets" means, subject to the
               Easements and Section 2.2, all of the right, title and interest in, to and under the real and personal property, tangible or intangible, of the Seller and RG&E constituting the Oswego Steam Station or used principally for generation purposes in connection with such site including, but not limited to, the following assets owned by the Seller and RG & E:

                      (i) the real estate (including all buildings, structures and other improvements thereon) described on Schedule 5.14 as associated with the Oswego Steam Station and the South Oswego Tank Farm (the "Real Property");

                      (ii) all inventories of fuels, supplies, materials and critical spares located on or in transit to the Real Property on the Closing Date, and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable;

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                      (iii) the machinery, equipment, vehicles, furniture and
        other personal property located on the Real Property on the Closing Date, including, without limitation, the items of personal property included in Schedule 1.1(a) (36) (iii) as being associated with th Oswego Steam Station and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable;

                      (iv)  the Transferable Permits listed on Schedule 1.1(a)
        (45) as being associated with the Oswego Steam Station;

                      (v) all books, operating records, operating, safety and maintenance manuals, engineering design plans,. blueprints and as-built plans, specifications, procedures and similar items in the Seller's possession relating specifically to the aforementioned assets other than books of account; and

                      (vi) certain allowances associated with the Oswego Steam Station as set forth on Schedule 1.1(a) (36) (vi).

                            (37) "Release" means a release, spill, leak,
               discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or otherwise allowing to escape into or through the environment.

                            (38) "RG&E Agreement" means the Exit Agreement,
               dated as of June 8, 1998, between the Seller and RG&E.

                            (39) "SEC" means the Securities and Exchange
               Commission.

                            (40) "Securities Act" means the Securities Act of
               1933, as amended.

                            (41) "Site Agreement" means the Site Agreement, to
               be dated as of the Closing Date, in substantially the form of Exhibit D hereto, between the Seller and the Buyer (it being understood that such items as service points, metering points, auxiliary load charges when the station is generating and the services to be provided Seller, will be the subject of further negotiation and agreement).

                            (42) "Subsidiary" when used in reference to any
               other Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such other Person.

                            (43) "Taxes" means all taxes, payments in lieu of
               taxes under the PILOT, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                            (44) "Tax Return" means any return, report,
               information return or other document (including any related or supporting information) required to be filed with any authority with respect to Taxes.

                            (45) "Transferable Permits" means those Permits (as
               hereinafter defined) which are transferable by the Seller to the Buyer and are set forth in Schedule 1.1(a) (45).

                            (46) "Transferring Employee Records" means all
               personnel files related to the Seller's personnel who will become employees of the Buyer to the extent such files (a) pertain to (i) skill and development training and resumes, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational Safety and Health Administration medical reports., and (v) active medical restriction forms and (b) are allowed to be disclosed under applicable legal requirements.

                            (47) "Transition Power Agreement" means the Power
               Purchase Agreement, dated as of April 1, 1999, to be

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               effective as of the Closing Date between the Buyer and the
               Seller, attached hereto as Exhibit E.

                            (48) "WARN Act" means the Federal Worker Adjustment
               Retraining and Notification Act of 1988.

               (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:


Term                                                             Section
----                                                             -------
Assumed Obligations                                              2.3 (b)
Audit Date                                                       5.5
Buyer Employee                                                   7.10 (a)
Buyer Required Regulatory Approvals                              6.3 (b)
Closing                                                          4.1
Closing Date                                                     4.1
COIDA                                                            4.3 (e)
COIDA Lease/Sublease                                             4.3 (e)
Contracts                                                        5.16 (a)
Direct Claim                                                     9.2 (c)
Employee Transition Credit                                       3.1
Environmental Permits                                            5.11 (a)
Excluded Assets                                                  2.2
Excluded Liabilities                                             2.4
Final Order                                                      8.1 (c)
Indemnifiable Loss                                               9.1 (a)
Indemnifying Party                                               9.1 (d)

Indemnitee                                                       9.1 (c)
New York Tax                                                     7.8 (a)
Non-Union Employee                                               7.10 (c)
NRC                                                              5.3 (b)
PILOT                                                            4.3 (f)
Permits                                                          5.17
Purchase Price                                                   3.1
Replacement Welfare Plans                                        7.10 (d)
RGE Board Approval                                               5.2
Seller Required Regulatory Approvals                             5.3 (b)
Tax Audit                                                        9.3 (a)
Termination Date                                                 10.1 (b)
Third Party Claim                                                9.2 (a)
Transfer Taxes                                                   7.8 (a)
Vehicle Amount                                                   3.1 (c)

                                   ARTICLE II

                               PURCHASE AND SALE

               2.1 The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Seller and RG&E will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller and RG&E, free and clear of all Encumbrances (except for Permitted Encumbrances) the Purchased Assets.

               2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased, Assets shall not include the following assets of the Seller or RG&E (herein referred to as the "Excluded Assets"):

                                       11



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               (a)    all cash, cash equivalents, bank deposits, accounts
receivable, and any income, sales, payroll or other tax receivables;

               (b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, interests in joint ventures, partnerships, limited liability companies and other entities;

               (c) the names "Niagara Mohawk"and "Rochester Gas & Electric" and any related or similar trade names, trademarks, service marks or logos;

               (d) the transmission, distribution, substation and communication facilities and related support equipment described or referred to in Schedule 2.2(d) or described or referred .to as an "Excluded Asset" or an asset of "Seller" in the "Separation Document" (as defined in the Site Agreement) or any document or exhibit referred to or incorporated by reference in the Separation Document or which are otherwise indicated in any such document as remaining with the Seller or any of its Affiliates after the Closing;

               (e) any refund or credit (i) of Taxes paid or required to be reimbursed by the Seller prior to the Closing. Date in respect of the Purchased Assets, whether such refund is received as a payment or as a credit against Taxes payable or (ii) arising under any power purchase agreement that is subject to cost of service regulation and relating to a period before the Closing Date;

               (f) all personnel records, other than Transferring Employee Records, or other records; and

               (g) the emission allowances, emission reduction credits and greenhouse gas emissions listed on Schedule 2.2(g).

               2.3 Assumed Obligations. (a) On the Closing Date, the Buyer shall deliver to the Seller and RG&E the Instruments of Assumption pursuant to which the Buyer shall assume and agree to discharge all of the liabilities and obligations of the Seller and RG&E, direct or indirect, known or unknown, absolute or contingent, which relate to the Purchased Assets, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof, including, without limitation, the following liabilities and obligations:

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                      (i)   all liabilities and obligations of the Seller under
               (a) the Transferable Permits associated with the Purchased
               Assets in accordance with the terms thereof, (b) contractual obligations of the Seller relating to the Purchased Assets which survive following the Closing, which are transferable, which were entered into in the ordinary course of business and which are not, individually or in the aggregate, material to the Purchased Assets, including the contracts referred to in Section 7.1(b) and (c) liabilities for fuel and stores in transit;
               except in each case, to the extent such liabilities and obligations, but for a breach hereunder by the Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach;

                      (ii) all liabilities and obligations associated with the Purchased Assets in respect of Taxes for which the Buyer is liable pursuant to Sections 3.3 or 7.8;

                      (iii) all liabilities and obligations associated with the
               Purchased Assets for which the Buyer has agreed to indemnify the Seller and RG&E pursuant to Section 9.1;

                      (iv) all liabilities and obligations with respect to the Employees employed at the Purchased Assets after the Closing Date for which the Buyer is responsible pursuant to Section 7.10 and the terms of the Collective Bargaining Agreement;

                      (v) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in . connection with (a) except as set forth in Section 2.4 (iii), any violation or alleged violation of Environmental Law, whether prior to or on or after the Closing Date, with respect to the ownership or operation of the Purchased Assets; (b) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing
               Date), caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, or migrating from the Purchased Assets either prior to or on or after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface, water, sediments, groundwater, or in other environmental media at the Purchased Assets; (c) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets; (d) the investigation and/or remediation (whether or not such investigation or remediation commenced before the Closing Date or commences after the Closing
               Date) of Hazardous Substances that are present or have been Released either prior to or on or after the Closing Date at, on, in, under, adjacent to or migrating from the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets and (e) the investigation and/or remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any off-site location; provided, as to all of the above, that nothing set forth in this subsection 2.3(a) shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4;

                      (vi) any and all liabilities and obligations, other than fines, penalties or assessments, of the Seller and RG&E with respect to the Purchased Assets under the agreements or consent orders set forth on Schedules 5.l1(a)--(d);

                      (vii) all liabilities incurred by the Seller or RG&E with
               respect to Maintenance Expenditures and Capital Expenditures associated with the Purchased Assets but only to the extent such liabilities were included in the Maintenance and Capital Expenditures Amount;

                      (viii)any Taxes on the ownership, sale, operation or use
               of the Purchased Assets on or after the Closing Date; except for any Income

               Taxes attributable to income (including proceeds representing the Purchase Price or proceeds of other asset sales) received by the Seller;

                      (ix) all obligations of the Seller with respect to the operation and ownership of the Purchased Assets pursuant to the agreements described in Section 7.13;

                      (x) the obligations of the Seller and/or RG&E set forth on Schedule 5.16;

                      (xi)  the RG&E Agreement; and

                      (xii) all rights and obligations of the Seller with
               respect to the Real Property under the COIDA Lease/Sublease and the PILOT.

               (b) All of the foregoing liabilities and obligations to be assumed by the Buyer under Section 2.3(a) (excluding any Excluded Liabilities) are referred to herein as the "Assumed Obligations". It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between the Seller, RG&E and the Buyer.

               2.4 Excluded Liabilities. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations:

                      (i) any liabilities or obligations of the Seller or RG&E in respect of any Excluded Assets or other assets of the Seller or RG&E which are not Purchased Assets;

                      (ii) any liabilities or obligations in respect of Taxes attributable to Purchased Assets for taxable periods ending on or before the Closing Date, except for Taxes for which the Buyer is liable pursuant to Section 3.3 or Section 7.8;

                      (iii) any fines, penalties or assessments imposed by a
               Governmental Entity with respect to a violation or alleged violation of Environmental Law which occurred prior to the Closing Date and any liabilities, obligations, or responsibilities relating to the disposal, storage, transportation, discharge, Release, recycling, or the arrange-ment for such activities, by the Seller, of Hazardous Substances that were generated at the Purchased Assets, at any off-site location, where the disposal, storage, transportation, discharge, Release, recycling or the arrangement for such activities at said off-site location occurred prior to the Closing Date, provided that for purposes of this Section 2.4, "off-site location"does not include any location to which Hazardous Substances disposed of or Released at the Purchased Assets have migrated;

                      (iv) except as provided in Section 16.3 of the Site Agreement, any liabilities, obligations or responsibilities relating to (a) the property, equipment or machinery within the switchyards for which the Seller will retain either a fee interest or an Easement, (b) the transmission lines delineated in the Easements or (c) any Seller's operations on, or usage of, the Easements, including, without limitation, liabilities, obligations or responsibilities arising as a result of or in connection with (1) any violation or alleged violation of Environmental Law and (2) loss of life, injury to persons or property or damage to natural resources, except to the extent caused by Buyer;

                      (v) any liabilities or obligations relating to any personal injury, discrimination, wrongful discharge, unfair labor practice or similar claim or cause of action resulting from actions occurring prior to the Closing Date;

                      (vi) any payment obligations of the Seller for goods delivered or services rendered prior to the Closing;

                      (vii) any liabilities or obligations imposed upon,
               assumed or retained by the Seller pursuant to the Site Agreement or any other Ancillary Agreement; and

                      (viii)any liabilities, obligations or responsibilities
               relating to any Benefit Plan or any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by the Seller or any trade or business (whether or not incorporated) which is under common control as a single employer, with the Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate"), including any multiemployer plan, maintained by or contributed to by the Seller or any ERISA Affiliate, or as to which the Seller or any ERISA Affiliate is obligated to contribute to, at any time, including any such liability (A) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) relating to a multiemployer plan; (C) with respect to non-compliance with the notice and benefit continuation requirements of COBRA; (D) with respect to any noncompliance with ERISA or any other applicable laws; or (E) with respect to any suit, proceeding or claim which is brought against the Buyer, any Benefit Plan, ERISA Affiliate Plan, any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan.

        All such liabilities and obligations not being assumed pursuant to
Section 2.4 are herein called the "Excluded Liabilities."

                                  ARTICLE III

                                 PURCHASE PRICE

               3.1 Purchase Price. The purchase price for the Purchased Assets shall be an amount equal to the sum of (a) $66 million, (b) Assumed Obligations, (c) the Vehicle Amount (as hereinafter defined) and (d) the Adjustment Amount less an amount (the "Employee Transition Credit") of up to $1,140,000, as determined pursuant to Schedule 3.1(d) (collectively, the "Purchase Price"). The "Vehicle Amount"shall be the cost required to buy out the leases of all vehicles which the Buyer elects to purchase which are presently leased by the Seller for use with the Purchased Assets, which shall be determined as set forth on Schedule 3.1(c).

               3.2 Allocation of Purchase Price. The Buyer and the Seller shall use their good faith best efforts to agree upon an allocation among the Purchased Assets and the Ancillary Agreements of the Purchase Price consistent with Section 1060 of the Code and the Treasury Regulations thereunder within 180 days of the date of this Agreement but in no event less than 30 days prior to the Closing. Any post closing adjustments pursuant to Section 3.4 shall be jointly made and agreed to within sixty (60) days following the Closing in a manner consistent with the allocation determined pursuant to this Section 3.2. Each of the Buyer, RG&E and the Seller agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such agreed allocation. Each of the Buyer, RG&E and the Seller shall report the transactions contemplated by the Agreement for Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.2. Each of the Buyer, RG&E and the Seller agrees to provide the other promptly with any other information reasonably required to complete Form 8594. Each of the Buyer, RG&E and the Seller shall notify the other in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

               3.3 Proration. (a) The Buyer and the Seller agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Purchased Assets will be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

                      (i) except as provided in Section 7.8(a), Taxes, assessments and other similar charges, if any, on or with respect to the business and operation of the Purchased Assets and with respect to a Taxable Period that begins before but does not end on the Closing Date shall be (1) prorated to the extent such Tax is measured by time to the Seller based on the number of days in such Taxable Period, up to and including the Closing Date, and to the Buyer based on the number of days in such Taxable Period after the Closing Date, and (2) to the extent such Tax is measured by income, receipts or pertains to the business and operation of the Purchased Assets, allocated between Buyer and Seller based on a closing of the books on the Closing Date with respect to the business and operation of the Purchased Assets.

                      (ii) rent, Taxes and all other items payable by or to the Seller under any of the power purchase agreements that are subject to cost of service regulation;

                      (iii) sewer rents and charges for water, telephone,
               electricity and other utilities and payments under the COIDA Lease/Sublease; and

                      (iv) rent under any leases of real or personal property included in the Purchased Assets.

        (b) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Seller, on the one hand, or the Buyer, on the other hand, made within sixty (60) days of the date that the actual amounts become available. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.3.

               3.4 Purchase Price Adjustments. (1) Within 60 days after the Closing, the Seller shall prepare and deliver to the Buyer statements (each, an "Adjustment Statement") which reflect (i) the number of barrels of petroleum oil inventory at or in connection with the Purchased Assets as of the Closing Date, (ii) the Maintenance and Capital Expenditures Amount applicable to the Purchased Assets and (iii) the Employee Transition Credit for any employees who were expected to become employees of the Buyer for purposes of the Estimated Purchase Price but who did not (the "ETC Adjustment"). For each barrel of fuel oil inventory at or in connection with the Purchased Assets as of the Closing Date less than 1.5 million barrels, the Seller shall pay to the Buyer the amount of $15.00. For each barrel of fuel oil inventory at or in connection with the Purchased Assets as of the Closing Date in excess of 1.5 million barrels, the Buyer shall pay to the Seller the lesser of (x) $15.00 per barrel or (y) the Seller's actual delivered cost for each such barrel of fuel oil, as reflected on the books of the Seller and assuming the first-in, first-out method of inventory accounting. The aggregate amount of all such per barrel payments is the "Oil Inventory Adjustment Amount." The Maintenance and Capital Expenditures Amount, the Oil Inventory Adjustment Amount (if positive) and the ETC Adjustment shall be additions to the Purchase Price and the Oil Inventory Adjustment Amount, if negative, shall be a subtraction from the Purchase Price.

        The Oil Inventory Adjustment Amount, the Maintenance and Capital Expenditures Amount and the ETC Adjustment are referred to collectively as the "Adjustment Amount." Each Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Seller has historically used in connection with the calculation of the items reflected on such Adjustment. The Buyer agrees to cooperate with the Seller in connection with the preparation of each Adjustment Statement and related information, and shall provide to the Seller such books, records, and information as may be reasonably requested from time to time.

               (b) The Buyer or Seller may dispute an Oil Inventory Adjustment Amount, a Maintenance and Capital Expenditures Amount or the ETC Adjustment; provided, however, that the Buyer shall notify the Seller in writing of the disputed amount, and the basis of such dispute, within ten (10) Business Days of the Buyer's receipt of the applicable Adjustment Statement.
In the event of a dispute with respect to any part of any Adjustment Amount, the parties shall attempt to reconcile their differences. If the Buyer and the Seller are unable to reach a resolution of such differences within. 30 days of receipt of a written notice of dispute, the Buyer shall submit the amounts remaining in dispute for determination and resolution to a third party mutually agreed upon by the Buyer and the Seller, which shall be instructed to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of such third party shall be allocated between the Buyer and the Seller so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to such third party that is unsuccessfully disputed by the Buyer (as finally determined by such third party) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to such third party.

               (c) Within ten (10) Business Days after the Buyer's receipt of an Adjustment Statement, the Buyer or Seller, as the case may be, shall pay all undisputed amounts, and if there is a dispute with respect to any amount on such Adjustment Statement, within five (5) Business Days after the final determination of any amounts on such Adjustment Statement, the Buyer or Seller, as the case may be, shall pay to the other party an amount equal to the disputed Adjustment Amount as finally determined pursuant to subsection (b) to be payable with respect to such Adjustment Statement. Any amount paid under this Section 3.4(c) shall be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the base rate of Citibank N.A. in effect on the Closing Date, and in cash by federal or other wire transfer of immediately available funds.


                                   ARTICLE IV

                                  THE CLOSING

               4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets contemplated by this Agreement (the "Closing") will take place at the offices of Sullivan & Cromwell in New York, at 10:00 A.M. (local time) on such date as the parties may agree which date is as soon as practicable, but no later than fifteen (15) Business Days, following the date on which all of the conditions contained in Article VIII have been satisfied or waived, or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

               4.2 Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to the Seller and RG&E at the Closing an amount in the aggregate (the "Estimated Purchase Price") equal to the sum of (i) $66 million and (ii) the Vehicle Amount minus the Employee Transition Credit in United States dollars by wire transfer of immediately available funds or by such other means as are agreed upon by the Seller and the Buyer. Not later than five (5) Business Days prior to the Closing Date, the Seller shall notify the Buyer of the respective amounts to be paid to the Seller and to RG&E, which shall be determined pursuant to the Agreement regarding the Sale of Oswego Unit 6, dated as of June 8, 1998, between the Seller and RG&E.

               4.3 Deliveries by the Seller. At the Closing, the Seller and RG&E will deliver the following to the Buyer:

               (a)    The Bill of Sale, duly executed by the Seller and RG&E;

               (b) All consents, waivers or approvals obtained by the Seller and/or RG&E with respect to the Purchased Assets, the transfer of any Transferable Permit related to the Purchased Assets, or the consummation of the transactions connected to the sale of the Purchased Assets, contemplated by this Agreement, to the extent specifically required hereunder;

               (c) An opinion of counsel and certificate (as contemplated by Section 8.2) with respect to the Purchased Assets;

               (d) One or more bargain and sale deeds with lien covenants conveying the Real Estate related to the Purchased Assets, subject to the applicable Easements, Permitted Encumbrances and exceptions, duly executed and acknowl-edged by the Seller and RG&E and in recordable form along with TP-584 Forms and Equalization and Transfer Reports, in the form attached hereto as Exhibit 4.3(d);

               (e) An assignment of the Seller's rights and obligations with respect to the Real Property under the Lease/Sublease, dated August 1, 1998, between the Seller and the County of Oswego Industrial Development Agency ("COIDA"), under which the Real Property, together with other real property to be retained by the Seller, is leased to COIDA and subleased to the Seller, (the "COIDA - Lease/Sublease"), with an assumption by the Buyer and consent of COIDA in recordable form, along with a TP-584 Form.

               (f) An assignment of the Seller's rights and obligations with respect to the Real Property under the Payment in Lieu of Taxes Agreement dated September 30, 1998 ("PILOT") between the Seller and COIDA, with an assumption by the Buyer;

               (g)    FIRPTA Affidavits executed by the Seller and RG&E;

               (h) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Purchased Assets, in accordance with this Agreement and where necessary or desirable, in recordable form; and

               (i) Such other agreements, documents, instruments and writings, including the Ancillary Agreements, as are required to be delivered by the Seller and/or RG&E at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

               4.4 Deliveries by the Buyer. At the Closing, the Buyer will deliver the following to the Seller and RG&E:

               (a) The Estimated Purchase Price and any amounts payable under Section 3.3 by wire transfer of immediately available funds or such other means as are agreed upon by the Seller and the Buyer;

               (b) Opinions of counsel and certificates (as contemplated by Section 8.3) with respect to the Purchased Assets;

               (c) The Instruments of Assumption with respect to the Assumed Obligations, duly executed by the Buyer;

               (d) All such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Obligations related to the Purchased Assets in accordance with this Agreement;

               (e) All tax certificates applicable to the transfers contemplated by this Agreement, including, without limitation, direct pay permits and tax exemption certificates;

               (f) The assumptions referred to in Sections 4.3(e) and 4.3(f); and

               (g) Such other agreements, documents, instruments and writings., including the Ancillary Agreements, as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.


                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller represents and warrants to the Buyer with respect to itself insofar as it relates to the Purchased Assets as follows (all such representations and warranties, other than in Sections 5.1, 5.2, 5.3, 5.4 and 5.5, being made to the best knowledge of the Seller, after reasonable inquiry or investigation). RG&E represents and warrants to the Buyer with respect to itself insofar as it relates to Unit 6 of Oswego Steam Station ("Unit 6") the matters set forth in Sections 5.1, 5.2, 5.3, 5.8, 5.14, 5.15 (only as to the Contracts and other arrangements defined therein to which it is a party) and
5.16 (all such representations and warranties other than in Sections 5.1, 5.2 and 5.3 being true to the best knowledge after reasonable inquiry or investigation).

               5.1 Organization; Qualification. Each of the Seller and RG&E is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being con-ducted. The Seller has heretofore delivered to the Buyer complete and correct copies of its Certificate of Incorporation and Bylaws as currently in effect.

               5.2 Authority Relative to this Agreement. Each of the Seller and RG&E has full corporate power and authority to execute and deliver this Agreement and, as applicable, the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, as applicable, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. With respect to RG&E, this Agreement is subject to approval by its Board of Directors ("RGE Board Approval") and shall be presented to the Board of Directors with management's recommendation and approval not more than 35 days from the date hereof. This Agreement and, as applicable, the Ancillary Agreements have been or will be duly and validly executed and delivered by the Seller and RG&E, and, assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of the Buyer, subject to the receipt of the Seller Required Regulatory Approvals (as defined in Section 5.3), RGE Board Approval and the Buyer Required Regulatory Approvals, constitute, to the extent such Person is a party thereto, valid and binding agreements of the Seller and RG&E, enforceable against the Seller and RG&E in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

               5.3 Consents and Approvals; No Violation. (a) Other than obtaining the Seller Required Regulatory Approvals, RGE Board Approval and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Ancillary Agreements by the Seller and RG&E nor the sale by the Seller and RG&E of the Purchased Assets pursuant to this Agreement or performance under the Ancillary Agreements will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Seller or RG&E, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, create a Material Adverse Effect or (y) for those requirements which become applicable to the Seller as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller or RG&E is a party or by which the Seller, RG&E or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not, individually or in the aggregate, create a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or RG&E, or any of their respective assets, which violation, individually or in the aggregate, would create a Material Adverse Effect.

               (b) Except for (i) any required approvals under the Federal Power Act, (ii) any required approvals from the PSC, (iii) the approval, if required, of the SEC pursuant to the Holding Company Act, (iv) the filings by the Seller, RG&E and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (v) the approval, if required, of the Nuclear Regulatory Commission (the "NRC") (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Seller and RG&E of the transactions contemplated hereby or by the Ancillary Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, create a Material Adverse Effect.

               5.4 Reports. Since January 1, 1994, the Seller has filed or caused to be filed with the SEC, the PSC and the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them with respect to the business and operations of the Seller as it relates to the Purchased Assets under each of the Securities Act, the Exchange Act, New York public utility laws, the Federal Power Act, the Holding Company Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed, and there are no material misstatements or omissions in respect of such reports.

               5.5 Company Reports; Financial Statements. The Seller has made available to the Buyer each registration statement, report, proxy statement or information statement prepared by it since December 31, 1998 (the "Audit Date"), including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and (ii) the Company's Report on Form 8-K dated March 18, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof and any amended reports, the "Company Reports"). As of their respective dates (or, if amended, as of the date of such amendment), insofar as the Company Reports relate to the Purchased Assets, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. With respect to the financial information relating to the Purchased Assets, each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

               5.6 Undisclosed Liabilities. Except as set forth in the Company Reports, the Seller has no liability or obligation relating to the business or operations of the Purchased Assets, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles as they have been consistently applied by the Seller to be reflected in a corporate balance sheet or disclosed in the notes thereto, which are not accrued or reserved against in the Company Reports or disclosed in the notes thereto in accordance with generally accepted accounting principles, except those which were incurred after the date of the latest Company Report, all of which have occurred in the ordinary course of business.

               5.7 Absence of Certain Changes or Events. Except (i) as set forth in Schedule 5.7, or in the Company Reports, and (ii) as otherwise contemplated by this Agreement, since December 31, 1998 there has not been: (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether covered by insurance or not, which, individually or in the aggregate, created a Material Adverse Effect; (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) by the Seller, which is material to the business or operations of the Purchased Assets; or (d) any change by the Seller, with respect to the Purchased Assets, in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

               5.8 Title and Related Matters. Except for Permitted Encumbrances, the Seller and, with respect to unit 6 the Seller and RG&E, hold an insurable fee simple title to the Real Property (it being understood that any title insurance would reflect Permitted Encumbrances). Insurable fee simple title is that which is insurable under an ALTA Owner's Policy (10-17-92) with New York Endorsement Modifications ("New York Title Insurance"). Except for Permitted Encumbrances, the Seller has good and valid title to the other Purchased Assets which it purports to own that are reflected in the Company Reports (other than those which have been disposed of since the date thereof in the ordinary course of business) and the Seller and RG&E have good and valid title to Unit 6, in each case, free and clear of all Encumbrances.

               5.9    Leases.   Other than the COIDA Lease/Sublease there are
no real property leases under which the Seller is a lessee or lessor and which
(x) are to be transferred and assigned to the Buyer on the Closing Date and (y)
(i) provide for annual payments of more than $100,000 in the aggregate or $10,000 individually or (ii) are material to the business, operations or financial condition of the Purchased Assets.

               5.10 Insurance. Except as set forth in Schedule 5.10, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Seller and insuring the Purchased Assets are in full force and effect, subject to the terms of each policy, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 5.10, as of the date of this Agreement, the Seller has not been refused insurance with respect to the Purchased Assets nor has such coverage been limited by any insurance carrier to which the Seller has applied for any such insurance or with which it has carried insurance during the last five years.

               5.11   Environmental Matters.  Except as disclosed in Schedules
5.11 (a)-(d):

               (a) The Seller holds, and is in compliance with, all material permits, license and governmental authorizations ("Environmental Permits") required for the Seller to conduct the business and operations of the Purchased Assets under applicable Environmental Laws, and the Seller is otherwise in substantial compliance with applicable Environmental Laws with respect to the business and operations of the Purchased Assets except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, individually or in the aggregate, are not reasonably likely to create a Material Adverse Effect;

               (b) The Seller has not received any written request for information under CERCLA or any similar State law with respect to any on-site location, except for such liability under such laws as would not be reasonably likely to, individually or in the aggregate, create a Material Adverse Effect nor has it been notified in writing that it is a potentially responsible party under CERCLA or any similar State law;

               (c) The Seller has not entered into or agreed to any consent decree or order, and is not subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law; and

               (d)    To the Seller's best knowledge, except as described in
Schedule 5.11(d), no Releases of Hazardous Substances have occurred at, from, in, on, or under any Real Property, and no Hazardous Substances are present in, on, about or migrating from any such Real Property that could give rise to an Environmental Loss related to the Purchased Assets for which remediation reasonably could be required, except in any such case to the extent that any such Releases would not, individually or in the aggregate, create a Material Adverse Effect.

        The representations and warranties made in this Section 5.11 are the Seller's exclusive representations and warranties relating to environmental matters.

               5.12 Labor Matters. The Seller has previously delivered to the Buyer a copy of the Collective Bargaining Agreement which is the only collective bargaining agreement which relates to the business or operations of the Purchased Assets. With respect to the business or operations of the Purchased Assets, except to the extent set forth in Schedule 5.12 and except for such matters as will not, individually or in the aggregate, create a Material Adverse Effect (a) the Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) the Seller has not received written notice of any unfair labor practice complaint against the Seller pending before the National Labor Relations Board; (c) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting the Seller; (d) the Seller has not received notice that any representation petition respecting the employees of the Seller has been filed with the National Labor Relations Board; (e) no arbitration proceeding arising out of or under the Collective Bargaining Agreement is pending against the Seller and (f) the Seller has not experienced any primary work stoppage in the past five years. The Seller does not have any knowledge of any union (other than IBES) claiming to represent the employees associated with the Purchased Assets and the Seller does not have any knowledge of any current union organizing activities among its employees by any other such union, nor does any question concerning representation exist concerning such employees.

               5.13 Real Property. Schedule 5.14 contains a schedule of title documents identifying the Real Property. True and correct copies of any current surveys, abstracts or title opinions in the Seller's possession and any policies of title insurance in effect and in the possession of the Seller with respect to the Real Property have been made available to the Buyer. The Real Property is encumbered by the Indentures, which encumbrances will be released or discharged at the Closing. Schedule 5.13 also reflects that the Seller will be EXCEPTING AND RESERVING to Seller fee simple title and/or a permanent Easement over parcels of land on which the transmission, distribution, substation and communication facilities and related support equipment described or referred to in Section 2.2 (d) are located, together with access to those facilities, and those fee simple titles and Easements identified as being reserved to seller in the deed or in Exhibit "A"to be annexed to the deed, together with access to those parcels.

               5.14 Condemnation. Neither the whole nor any part of the Real Property or any other real property or rights leased, used or occupied by the Seller or RG&E in connection with the ownership or operation of the Purchased Assets is subject to any pending suit for condemnation or other taking by any public authority or any other Person, and no such condemnation or other taking has been threatened.

               5.15   Certain Contracts and Arrangements.  (a)   Except for (i)
contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date, (ii) agreements entered into in the ordinary course of business that are not material to the Purchased Assets, (iii) the Collective Bargaining Agreement and (iv) as set forth in Schedule 5.16 (contracts in (ii), (iii) and (iv) being the "Contracts"), neither the Seller nor RG&E is a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the business or operations of the Purchased Assets.
Copies of the Contracts have been made available to the Buyer.

               (b) Each of the Contracts (i) constitutes a valid and binding obligation of the Seller, and to the best knowledge of the Seller constitutes a valid and binding obligation of the other parties thereto, (ii) is in full force and effect, and (iii) other than the COIDA Lease/Sublease and the PILOT, may be transferred to the Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

               (c) There is not, under any of the Contracts, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except, such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect.

               (d) If the Site Agreement and Interconnection Agreement were in full force and effect between Seller's generation business and the Seller's transmission business on the date of this Agreement, (i) the Seller's generation business would be in material compliance with the terms thereof, and
(ii) except as provided in the Interconnection Agreement, there is no event or condition that would enable or require the Seller's transmission business to
(x) notify the Seller's generation business of the necessity of an addition to or modification of the Interconnection Facilities, as defined in Section 1.10 of the Interconnection Agreement, (y) operate and/or purchase from the Seller's generation business any of the equipment or facilities specified in Section 20.0 of the Site Agreement, or (z) discontinue Interconnection Service as provided for in the Interconnection Agreement.

               5.16 Legal Proceedings, etc. There are no claims, actions, proceedings or investigations pending or threatened against or relating to the Seller or RG&E before any court, governmental or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, individually or in the aggregate, would create a Material Adverse Effect. Neither the Seller nor RG&E is subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority which, individually or in the aggregate, would create a Material Adverse Effect.

               5.17 Permits. (a) The Seller has or will have by the Closing Date all permits, subdivision approvals, variances, licenses, franchises and other governmental authorizations, consents and approvals, other than with respect to Environmental Laws, (collectively, "Permits") necessary to operate the business of the Purchased Assets as presently conducted, except where the failure to have such Permits would not, individually or in the aggregate, create a Material Adverse Effect. The Seller has not received any written notification that it is in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it, except for notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. The Seller is in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it, except for violations which, individually or in the aggregate, do not create a Material Adverse Effect.

               (b) Schedule 5.17 (b) sets forth all material Permits and Environmental Permits other than Transferable Permits (which are set forth on Schedule 1.1(a) (45)).

               5.18 Tax Matters. With respect to the Purchased Assets and trades or businesses associated with the Purchased Assets (i) all Tax Returns required to be filed, other than those Tax Returns the failure of which to file would not create a Material Adverse Effect, have been filed, and (ii) all material Taxes shown to be due on such Tax Returns have been paid in full.

               5.19 Compliance with Laws. The Seller is in compliance with all applicable laws affecting the Purchased Assets except where the failure to be in compliance would not, individually or in the aggregate, create a Material Adverse Effect.

               5.20 Satisfaction of Required Standards.(a) The Purchased Assets, as currently installed and operated, satisfy the requirements set forth in the Interconnection Agreement, the Site Agreement and the Transition Power Agreement, except as otherwise set forth in such agreements.

               (b) The Excluded Assets do not include any properties, physical assets, contracts or leases that are individually or in the aggregate, necessary for the operation of the Purchased Assets.

               5.21 Fuel Oil. At the Closing, the #6 fuel oil inventory will be 50% .7% sulfur and 50% 1.5% sulfur, which fuel oil will be usable.

               EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS,"AND THE SELLER AND RG&E ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH PURCHASED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.


                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

        The Buyer and Parent represent and warrant to the Seller and RG&E as follows (all such representations and warranties, except those regarding the Buyer or Parent, being made to the best knowledge of the Buyer or Parent after reasonable inquiry or investigation).

               6.1 Organization. Parent is a corporation and the Buyer is a limited liability company in each case duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

               6.2 Authority Relative to this Agreement. Each of the Buyer and Parent has full corporate power and authority to execute and deliver this Agreement and, with respect to the Buyer, the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, with respect to the Buyer, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer and, where applicable, Parent and no other corporate proceedings on the part of the Buyer or Parent are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transaction contemplated hereby or thereby. This Agreement and, with respect to the Buyer, the Ancillary Agreements have been duly and validly executed and delivered by the Buyer and Parent, and assuming that this Agreement and, with respect to the Buyer, the Ancillary Agreements constitute valid and binding agreements of the Seller and RG&E, this Agreement and, with respect to the Buyer, the Ancillary Agreements, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, constitute valid and binding agreements of the Buyer and Parent, enforceable against the Buyer and Parent in accordance with their terms, subject to the Bankruptcy and Equity Exception.

               6.3 Consents and Approvals; No Violation. (a) Other than obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, none of the execution and delivery of this Agreement by the Buyer and Parent, the execution and delivery of the Ancillary Agreements by the Buyer and the purchase by the Buyer of the Purchased Assets pursuant to this Agreement or performance under the Ancillary Agreements will (i) conflict with or result in any breach of any provision of the constituent documents of the Buyer or Parent, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Parent, the Buyer or any of their respective subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

               (b) Except for (i) qualification of the Buyer as an exempt wholesale generator under the Energy Policy Act of 1992, without restriction, including no restriction on sales to Affiliates, (ii) authorization to sell power under Section 205 of the FPA, including (A) authorizations required to implement sales under the Ancillary Agreements, and (B) market based rate approval for capacity, energy and ancillary services, (iii) approval under
Section 203 of the FPA to transfer contracts and other jurisdictional assets,
(iv) any necessary PSC approvals, (v) the filings by the Buyer and the Seller required by the HSR Act and (vi) approval of the Interconnection Agreement and the Transition Power Agreements by FERC (the filings and approvals referred to in clauses (i) through (vi) are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby or by the Ancillary Agreements.

               6.4 Availability of Funds. The Buyer will have sufficient funds available to it or has received binding written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price.


                                  ARTICLE VII

                            COVENANTS OF THE PARTIES

               7.1 Conduct of Business Relating to the Purchased Assets. (a) Except as described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, the Seller will operate the Purchased Assets and related businesses in the usual, regular and ordinary course consistent with good industry practice, will continue to implement its year 2000 compliance program and shall use all commercially reasonable efforts to preserve intact the Purchased Assets and the businesses related thereto, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in
Schedule 7.1, prior to the Closing Date, without the prior written consent of the Buyer, the Seller will not with respect to the Purchased
Assets:

                      (i) (x) except for (1) Permitted Encumbrances and (2) indebtedness constituting Excluded Liabilities that does not create an Encumbrance on the Purchased Assets, create, incur, assume or suffer to exist any indebtedness for borrowed money (including obligations in respect of capital leases); or (y) assume, guarantee, endorse or otherwise become directly liable or responsible (whether directly or indirectly, contingently or otherwise) for the obligations of any Person;

                      (ii) make any material change in the levels of fuel inventory and stores inventory customarily maintained by the Seller with respect to the Purchased Assets, other than consistent with good industry practice;

                      (iii) sell, lease (as lessor), transfer or otherwise
               dispose of, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with good industry practice, including the practice of harvesting timber;

                      (iv) terminate, extend or otherwise amend any real property lease to the extent any such extension or amendment would require the lease to be disclosed pursuant to Section 5.9;

                      (v)   execute, enter into, terminate or otherwise amend
               (x) any of the Permits or Environmental Permits, other than routine renewals or non-material modifications or amendments or
               (y) any other agreement, order, decree or judgment relating to the current or any new permit;

                      (vi) enter into any power sales commitment having a term that extends beyond September 30, 1999 or such other date that the parties mutually agree to be the date on which the Closing is expected to occur;

                      (vii) with respect to the Purchased Assets and related
               businesses, (x) amend or cancel any liability or casualty insurance policies related thereto, (y) compromise, settle, withdraw, release or abate any claims made or accruing thereunder or (z) fail to maintain by self insurance or with financially responsible insurance companies insurance in such amounts and against such risks and losses as was in place as of the date of this Agreement for such assets and businesses;

                      (viii)enter into any commitment or contract for goods or
               services not addressed in clauses (i) through (vii) above that will be delivered or provided after September 30, 1999 or such other date that the parties mutually agree to be the date on which the Closing is expected to occur, in an amount greater than $25,000 or $100,000 in the aggregate; or

                      (ix) enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (i) through
               (viii).

               (b) Notwithstanding anything in this Section 7.1 to the contrary, the Seller shall allow Buyer to participate in negotiations for third party contracts for the overhaul of Unit 5 and shall commence such overhaul no later than September 1, 1999.

               7.2    Access to Information.   (a)  Between the date of this
Agreement and the Closing Date, the Seller will, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets to which the Buyer is not denied access by law; (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) furnish the Buyer with such financial and operating data and other information with respect to the Purchased Assets as the Buyer may from time to time reasonably request, provided, however, that the Seller will not be required to create special reports or perform any studies; (iv) furnish the Buyer a copy of each material report, schedule or other document filed or received by it with respect to the Purchased Assets with or from the SEC, PSC, NRC or FERC; provided, however, that (A) any such investigation shall be conducted in such manner as not to interfere with the operation of the Purchased Assets, (B) the Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Seller need not supply the Buyer with any information which the Seller is under a legal obligation not to supply. Notwithstanding anything in this Section 7.2 to the contrary, (i) the Seller will only furnish or provide such access to Transferring

Employee Records and personnel and medical records as is required by law, legal process or subpoena and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Purchased Assets.

               (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 7.2 or the Ancillary Agreements shall be subject to the provisions of the Confidentiality Agreement and shall be treated as "Proprietary Information"(as defined in the Confidentiality Agreement).

               (c) After the Closing Date, each party and their representatives shall have reasonable access to all of the books and records of the Purchased Assets, including all Transferring Employee Records, in the possession of the other party to the extent that such access may reasonably be required by such party. Such access shall be afforded by the party or parties in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The party or parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 7.2(c). If the party or parties in possession of such books and records shall desire to dispose of any such books and records, such party or parties shall, prior to such disposition, give the other party or parties a reasonable opportunity at such other party's or
parties'   expense, to segregate and remove such books and records as such other party or parties may select.

               (d) The Seller agrees not to release any Person (other than the Buyer) from any confidentiality agreement now existing with respect to the Purchased Assets, or waive or amend any provision thereof.

               (e) Notwithstanding the terms of the Confidentiality Agreement and Section 7.2 (b) above, the parties agree that prior to the Closing the Buyer may, if reasonably necessary, reveal or disclose Proprietary Information to any other Persons in order to obtain financing, and for purposes of risk management of or with respect to the Purchased Assets, and to such Persons with whom the Buyer expects it may have business dealings regarding the Purchased Assets from and after the Closing Date, and, to the extent that Seller consents, which consent shall not be unreasonably withheld, existing and potential customers and suppliers.

               (f) Except as required by law, unless otherwise agreed to in writing by the Buyer, for a period commencing on the Closing Date and terminating three years after such date the Seller and RG&E shall keep all Proprietary Informa-tion confidential and (i) shall not disclose or reveal any Proprietary Information to any Person other than "Sellers' Representatives"(as defined below) who are actively and directly participating in the transactions contemplated hereby or who otherwise need to know the Proprietary Information for such purpose and shall cause those Persons to observe the terms of this
Section 7.2 (f) and (ii) shall not use Proprietary Information for any purpose other than consistent with the terms of this Agreement. Each of the Seller and RG&E shall continue to hold all Proprietary Information according to the same internal procedures and with the same degree of care regarding its secrecy and confidentiality as currently applicable thereto. Each of the Seller and RG&E shall notify the Buyer of any unauthorized disclosure to third parties that it discovers, and shall endeavor to prevent any further such disclosures. Each of the Seller and RG&E shall be responsible for any breach of the terms of this
Section 7.2 (f) by it or any of its representatives.

               After the Closing Date, in the event that the Seller or RG&E is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, or any other information concerning the Purchased Assets, or the transactions contemplated hereby, the Seller or RG&E, as applicable, shall provide the Buyer with prompt notice of such request or requirement in order to enable the Buyer to seek an appropriate protective order or other remedy, to consult with the Seller or RG&E, as applicable, with respect to taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 7.2 (f). The Seller or RG&E, as applicable, agrees not to oppose any action by the Buyer to obtain a protective order or other appropriate remedy after the Closing Date. In the event that no such protective order or other remedy is obtained, or that the Buyer waives compliance with the terms of this Section 7.2 (f), the Seller or RG&E, as applicable, shall furnish only that portion of the Proprietary Information which the Seller or RG&E, as applicable, is advised by counsel is legally required. In any such event the Seller or RG&E, as applicable, shall use its reasonable best efforts to ensure that all Proprietary Information and other information that is so disclosed will be accorded confidential treatment. Seller's Representatives shall mean the Seller's or RG&E's accountants, employees, counsel, environmental consultants and other authorized representatives.

               7.3 Expenses. Except to the extent specifically provided herein and except for the cost of ALTA surveys, the cost of which shall be shared by the Seller and the Buyer, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Any title insurance obtained by the Buyer shall be at the Buyer's sole expense.

               7.4    Further Assurances.   (a)  Subject to the terms and
conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement, including without limitation using its best efforts to ensure satisfaction of the conditions precedent to each party's obligations hereunder. Notwithstanding anything in the previous sentence to the contrary, the Seller and the Buyer shall use commercially reasonable efforts to obtain all Permits and Environmental Permits necessary for the Buyer to operate the Purchased Assets. Neither of the parties hereto will, without prior written consent of the other party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the date hereof, without further consideration, the Seller and RG&E will, at their own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to vest more effectively in the Buyer title to the Purchased Assets subject to Permitted Encumbrances and Schedule 5.8. From time to time after the date hereof, the Buyer will, at its own expense, execute and deliver such documents to the Seller and RG&E as such party may reasonably request in order to consummate more effectively the sale of the Purchased Assets pursuant to this Agreement.

               (b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the Seller and RG&E shall use their best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing. In the event that any easement necessary or desirable for the Seller's ongoing operations shall not have been retained by the Seller after the Closing, the Buyer shall use its best efforts to grant such Easement to the Seller as promptly as is practicable after the Closing.

               (c) The Seller agrees to provide reasonable support to the Buyer after the Closing with respect to any action on the part of the Buyer in connection with the proposed Multi-Fuel Burn Project, the repowering of the Oswego facility, or changes in fuel usage at the facility.

               7.5 Public Statements. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Proprietary Information"(as defined in the Confidentiality Agreement).

               7.6    Consents and Approvals.   (a) The Seller, RG&E (if
applicable) and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

               (b) The Seller and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain the transfer or reissuance to the Buyer of all necessary Transferable Permits, consents, approvals and authorizations of all governmental bodies and
(iv) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller or the Buyer is a party or by which either of them is bound. Each of the Seller and the Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

               (c) The Seller and the Buyer shall cooperate with each other and promptly prepare and file notifications with, and request tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which the Buyer would otherwise be liable for any Tax liabilities of the Seller pursuant to such state and local Tax law.

               (d) The Seller, RG&E (as applicable) and the Buyer agree to execute and deliver the Ancillary Agreements at the Closing.

               (e) Parent agrees to cause the Buyer to perform its obligations hereunder.

               7.7 Fees and Commissions. The Seller, RG&E and the Buyer each represent and warrant to the other that, except for Merrill Lynch & Co. and Donaldson Lufkin & Jenrette Securities Corporation, which are acting for and at the expense of the Seller, and Chase Securities, Inc., which is acting for and at the expense of the Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation.

               7.8    Tax Matters.  (a)   Other than the New York Real Estate
Transfer Tax (the "New York Tax"), which is the Seller's and RG&E's obligation, the Buyer shall be solely liable for and shall pay all applicable sales, transfer, use, stamp, conveyance, value added, recording, excise, New York Petroleum Business Tax and other similar Taxes, if any, together with all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed upon, or payable, collectible or incurred in connection with the transfer of the Purchased Assets to the Buyer or otherwise as a result of the transfer of the Purchased Assets ("Transfer Taxes"). The Buyer shall release, indemnify and hold harmless Seller and RG&E with respect to all Transfer Taxes, other than the New York Tax. The Buyer, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable law, the Seller will join in the execution of any such Tax Returns or other documentation.

               (b)    With respect to Taxes to be prorated in accordance with
Section 3.4 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval not later than fifteen (15) Business Days prior to the due date for filing such Tax Return. Within ten (10) Business Days after receipt of such Tax Return, the Seller shall pay to the Buyer its proportionate share of the amount shown as due on such Tax Return determined in accordance with Section
3.4 of this Agreement.

               (c) Each of the Buyer and the Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be relevant to such return, audit, or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

               (d) The Buyer shall remit to the Seller any refund or credit of Taxes with respect to the Purchased Assets to the extent such Taxes are attributable to any taxable period, or portion thereof, ending on or before the Closing Date and provide notice of such remittance to RG&E.

               (e) The Buyer shall pay to the Seller at Closing the portion of any Taxes previously paid by the Seller with respect to the Purchased Assets to the extent such Taxes are properly allocable to a taxable period, or portion thereof, beginning after the Closing Date.

               7.9 Supplements to Schedules. Prior to the Closing Date, the Seller and the Buyer shall supplement or amend the Schedules required by
Section 2.4, Article V and Article VI, as the case may be, with respect to any matter relating to the Purchased Assets, hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

               7.10   Employees.  (a)   The Buyer and the Seller agree that the
Buyer shall be a successor within the meaning of the Collective Bargaining Agreement. Each person who becomes employed by the Buyer or an Affiliate of Buyer pursuant to this Section 7.10 shall be referred to herein as a "Buyer Employee." The employment of Buyer Employees who are represented by Local No. 97 of the IBEW shall continue in accordance with the Collective Bargaining Agreement.
               (b) The Seller has made available to the Buyer the Collective Bargaining Agreement. With respect to Buyer Employees who are included in the collective bargaining unit covered by the Collective Bargaining Agreement ("IBEW Employees"), on the Closing Date, the Buyer or any Affiliate of Buyer who employs Buyer Employees will assume the Collective Bargaining Agreement as it relates to such Buyer Employees employed at the Purchased Assets.

               (c) For the period commencing on the Closing Date and ending 12 months thereafter, and except as the Buyer and any Buyer Employee may otherwise agree, the Buyer shall provide all Buyer Employees who are not IBEW Employees ("Non-Union Employees") with total compensation (including, without limitation, base pay, authorized overtime, bonuses, and benefits contained in the employee benefit plans, programs and fringe benefit arrangements (excluding education reimbursement)) which is, in the aggregate, at least equivalent in value to the Non-Union Employee's total compensation, which shall be based upon (x) such employee's existing individual base pay, (y) authorized overtime, if applicable, and (z) an average bonus and benefit component for such employee's salary plan level, as consistently applied by the Seller, apportioned according to such employee's base pay. The Buyer shall also pay reasonable relocation costs with respect to any Non-Union Employees who shall relocate at the Buyer's request.

               (d) As of the Closing Date, all Non-Union Employees shall cease to participate in the employee welfare benefit plans (as such term is defined in EPJSA) maintained or sponsored by the Seller or its Affiliates (the "Prior Welfare Plans") and shall, if applicable, commence to participate in welfare benefit plans of the Buyer or its Affiliates (the "Replacement Welfare Plans"). The Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to Non-Union Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the Prior Welfare Plans and that have not been satisfied as of the Closing Date, and (ii) provide each Non-Union Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfy-ing any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

               (e) Non-Union Employees shall be given credit for all service with the Seller and its Affiliates under all employee benefit plans, programs, and fringe benefit plans, programs, and fringe benefit arrangements of the Buyer ("Buyer Benefit Plans") in which they become participants. The service credit given is for purposes of eligibility, vesting and service related level of benefits, but not benefit accrual (except as provided in the following sentence) For purposes of benefit accrual, Non-Union Employees shall be given credit for all service with the Seller and its Affiliates under all Buyer Benefit Plans, but the ultimate benefits provided under the Buyer Benefit Plans may be offset by the corresponding benefits previously provided by the Seller or benefit plans of the Seller, or by the corresponding benefits accrued under the benefit plans of the Seller or otherwise committed to be provided by the Seller in the future. Nothing in this Agreement shall preclude the use of a "Defined Contribution Plan"in substitution for the "Defined Benefit Plans"maintained by the Seller.

               (f) To the extent allowable by law, the Buyer shall take any and all necessary action to cause the trustee of a defined contribution plan of the Buyer or one of its Affiliates, if requested to do so by a Non-Union Employee, to accept a direct "rollover"of all or a portion of said employee's distribution (excluding securities) from the Seller's Represented and Non-Represented Employees Savings Fund Plans or the defined benefit Pension Plan.

               (g) In addition to the Buyer's obligations with respect to the Employee Transition Cost set forth in Section 4.2, the Buyer shall pay to each Non-Union Employee whose employment is terminated by the Buyer or one of its Affiliates within eighteen months of the Closing Date a severance benefit package equivalent to that which would have been provided to such individual upon such termination by the Seller under the Niagara Mohawk Power Corporation Involuntary Severance Plan as in effect on the Closing Date had such individual remained continuously employed by the Seller or its Affiliates and had been eligible for, and entitled to benefits under, such plan on the date of such termination.

               (h) The Buyer also shall provide, to each Non-Union Employee who on the Closing Date is at least 50 years of age and has at least 10 years of "Service" (as that term is defined in the Niagara Mohawk Pension Plan) and who is hired by the Buyer, a benefit that is equal to the following amount ("Transition

Benefit"): (i) the value of the "Accrued Benefit"each such employee would have had under the Niagara Mohawk Pension Plan cash balance formula had such employee remained employed by the Seller for five years after the Closing Date, assuming such employee had retained the same job with the Seller as such employee had immediately preceding the Closing Date and had the same "Compensation,""Interest Credit" (using an annual interest rate of 6.5 percent), and rate of "Pay-Based Credit" (as those terms are defined in the Niagara Mohawk Pension Plan) as such employee had immediately preceding the Closing Date; less (ii) the percent value of the "Accrued Benefit" such employee has under the Niagara Mohawk Pension Plan cash balance formula as of the Closing Date, plus the "Interest Credit"(as that term is defined in the Niagara Mohawk Pension Plan) that would have been received on the amount of such present value had it remained in the Niagara Mohawk Pension Plan for five years after the Closing Date (assuming the Interest Credit remained at an annual interest rate of 6.5 percent throughout that five year period). The Buyer shall provide the Transition Benefit for each eligible Non-Union Employee in one or both of the following ways: (A) as vested accrued benefits for such employee under a qualified retirement plan (or qualified retirement plans) maintained by the Buyer, with such benefits accruing no later than the end of the five year period following the Closing Date ("Five Year Period"); and/or
(B) as cash paid to such employee in a lump sum or in multiple payments (e.g., through a severance pay plan, a deferred compensation plan, or such other arrangement deemed appropriate to the Buyer), with such payment(s) to commence no later than the last day of the year in which such employee's employment with the Buyer terminates (or, if later, 90 days after such employment terminates). The present value of the vested accrued benefits described in (A), plus the present value of the cash payment(s) to be made pursuant to (B), must at least equal the total amount of the Transition Benefit for the applicable employee (present value, for purposes of this sentence, shall be computed in the same manner as the present value of an "Accrued Benefit"in the Niagara Mohawk Pension Plan is computed). Notwithstanding anything in this subsection (h) to the contrary, (1) if an eligible Non-Union Employee voluntarily terminates employment with the Buyer before the end of the Five Year Period or dies before the end of the Five Year Period, the Buyer shall have the right to reduce such employee's Transition Benefit on a pro rata-basis (e.g., if such employee voluntarily leaves employment with the Buyer after one year, the Buyer could reduce such Employee's Transition Benefit to 20 percent of the original Transition Benefit amount)

               (i) The Buyer and the Seller do not anticipate the issuance of any notices pursuant to the WARN Act. Notwithstanding the foregoing, the Seller agrees to timely perform and discharge all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees arising from the sale of the Purchased Assets to the Buyer up to and including the Closing Date for those employees who will become Employees effective as of the Closing Date. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Fossil Assets or the Hydroelectric Assets, as the case may be.

               (j) The Buyer shall not be responsible for extending COBRA continuation coverage to any employees and former employees of Seller who do not elect to become Buyer Employees, or to any qualified beneficiaries of such employees and former employees, who become or became entitled to COBRA continuation coverage before the Closing, including those for whom the Closing occurs during their COBRA election period.

               (k) The Seller or the Seller's Affiliates shall remain responsible for paying Buyer Employees for: (a) all salary, wages, bonuses and/or incentive compensation that were earned for time worked for the Seller or the Seller's Affiliates prior to the Closing Date; and (b) all workers' compensation, disability benefits or other insurance benefits that were accrued and based upon events occurring prior to the Closing Date. The Seller or Seller's Affiliates shall pay to the Buyer as promptly as practicable following the Closing Date for all vacation and holiday time for Buyer's Employees which is accrued as of the Closing Date, and the Buyer shall provide to the Buyer Employees the opportunity either to be paid for such accrued time or to take such time.

               (l) Notwithstanding any other provision in this Agreement, the Buyer shall have no obligation of any kind, and the Seller shall indemnify and hold the Buyer harmless from, any liability with respect to any employee of the Seller who does not elect to become a Buyer Employee.

               (m) Prior to the Closing, the Seller will not fill any open positions relating to the Purchased Assets without the consent of the Buyer, which shall not be unreasonably withheld, except in accordance with the Collective Bargaining Agreement.

               7.11   Risk of Loss.  (a)   From the date hereof through the
Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Seller and RG&E.

               (b) If, before the Closing Date, all or any portion of the Purchased Assets is taken by eminent domain or is the subject of a pending or (to the knowledge of the Seller) contemplated taking which has not been consummated, the Seller shall notify the Buyer promptly in writing of such fact. If the fair market value of the Purchased Assets that are the subject of such taking is greater than $250,000, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement.

               (c) If, before the Closing Date, all or any material portion of the Purchased Assets is damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such damage or destruction would result in a loss of more than $250,000 and the Seller has not notified the Buyer of its intention to cure such damage or destruction within fifteen (15) days after its occurrence, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such casualty, the Buyer or the Seller may terminate this Agreement pursuant to Section 10.1 (f).

               (d) If a taking or damage or destruction in (b) or (c) above shall affect $250,000 or less in value of the Purchased Assets, the Buyer shall be entitled to any compensation with respect to a taking and any insurance proceeds with respect to damage or destruction.

               7.12 Tax Clearance Certificates. The Buyer shall use reasonable efforts to provide or obtain from any taxing authority any certificate, permit, license, or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

               7.13 NYSERDA Compliance. Following the Closing, the Buyer agrees to comply with the Seller's obligations with respect to the ownership and operation of the Purchased Assets set forth in the participation agreements and tax regulatory agreements listed on Schedule 7.13.

               7.14 Storage of the Buyer's Fuel Oil Prior to the Closing Date. The Seller agrees that between the date of this Agreement and the Closing Date, the Seller will (i) provide for the Buyer weekly a report disclosing, separately with respect to different sulfur percentages, the amount of fuel oil on hand at the Purchased Assets, the amount contracted by the Seller for delivery and the amount of the storage capacity available to the Buyer, and (ii) receive and store for the Buyer fuel oil in amounts not to exceed the amount of such free storage capacity. If the Seller has received and stored fuel oil for the Buyer, such weekly reports shall also show separately the amounts in storage for the Buyer and the Seller. Such Buyer fuel oil shall be deemed "received"solely for purposes of determining available capacity when the Buyer advises the Seller in writing that it has ordered such fuel oil for delivery. In the event that the Seller shall require, prior to the Closing Date, for its use at the facility, fuel oil in excess of the amounts stored for Seller, the Buyer. agrees to sell to the Seller such reasonable amounts of the fuel oil stored for the Buyer as the Seller may request for such purposes, at the Buyer's delivered cost. In the event the Closing does not occur and this Agreement terminates, the Seller shall pay the Buyer for all remaining fuel oil stored for the Buyer at the Buyer's delivered cost.

               7.15 Gas Pipeline 63 Agreement. Between the date hereof and December 31, 1999, the Buyer shall evaluate the proposed Gas Pipeline 63 Agreement and, at Buyer's request, the Buyer and the Seller shall negotiate in good faith the terms of such an agreement. The Seller shall promptly notify the Buyer if it intends to negotiate with another party. The Buyer shall promptly notify the Seller if it decides not to negotiate with the Seller.


                                  ARTICLE VIII

                                   CONDITIONS

               8.1 Conditions to Each Party's Obligations to Effect the Transaction. The respective obligations of each party to effect the sale of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or. been terminated;

               (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the sale of the Purchased Assets;

               (c) All Federal, State and local government consents and approvals required for the consummation of the sale of the Purchased Assets and the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, shall have been obtained and become Final Orders (a "Final Order" for all purposes of this Agreement means a final order after all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending) that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired; and as to which all conditions to effectiveness prescribed therein or otherwise by law, regulation or order have been satisfied) and such Final Orders shall not impose materially adverse terms or conditions on any of the Seller, RG&E or the Buyer (including adverse ratemaking determinations as to the Seller or RG&E as to the recovery of any losses or costs incurred or stranded as a result of the transaction), provided that any such party may only invoke the foregoing condition if the terms or conditions have such a material adverse effect on the benefits expected to be derived from the consummation of the transactions contemplated hereby that such party reasonably would not have been expected to enter into this Agreement if such terms or conditions had been known as of the date hereof;

               (d) All consents and approvals for the consummation of the sale of the Purchased Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Seller, RG&E or the Buyer, or any of their subsidiaries, is a party shall have been obtained, other than those which if not obtained, would not, in the aggregate, create a Material Adverse Effect;

               (e) Obtaining the consent of COIDA to the severing of the COIDA Lease/Sublease and the PILOT between the Real Property and the real property included within the PILOT to be retained by Seller; and

               (f) Obtaining the consent of COIDA to the assignment of the sublease, as severed to cover the Real Property from Seller to Buyer and the assumption of the sublease, as severed to cover the Real Property, by Buyer.

               8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

               (a) There shall not have occurred and be continuing a Material Adverse Effect;

               (b) The Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Seller on or prior to the Closing Date, and the representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

               (c) There shall be no Encumbrances on the Purchased Assets by virtue of the Indenture;

               (d) The Buyer shall have received certificates from authorized officers of the Seller, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

               (e) The Buyer shall have received an opinion of the general counsel of the Seller, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

                            (1) The Seller is a corporation duly organized, existing and in good standing under the laws of New York and the Seller has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Seller;

                            (2) This Agreement and those Ancillary Agreements have been duly executed and delivered by the Seller and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, (A) subject to the Bankruptcy and Equity Exception and (B) except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

                            (3) The execution and delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not conflict with the Certificate of Incorporation or Bylaws, as currently in effect, of the Seller; and

                            (4) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Seller of the Closing other than (i) the Seller Required Regulatory Approvals, all of such Seller Required Regulatory Approvals hereunder having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority, and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate create a Material Adverse Effect.

               As to any matter contained in such opinions which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of New York, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinions may expressly rely as to matters of fact upon certificates furnished by the Seller and appropriate officers and directors of the Seller and by public officials;

               (f) The Buyer shall have received the qualifications or approvals set forth in Section 6.3(b) (i) and (ii) hereof;

               (g) The Buyer shall have obtained all material Environmental Permits and material Permits; and

               (h)    The Buyer shall be able to obtain New York Title
Insurance.

               8.3 Conditions to Obligations of the Seller and RG&E. The obligation of the Seller and RG&E to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

               (a) The Buyer and Parent each shall have performed in all material respects its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date;

               (b) The representations and warranties of the Buyer and Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

               (c) The Seller shall have received a certificate from authorized officers of Parent and the Buyer, dated the Closing Date, to the
effect that, to the best of such officers'   knowledge, the conditions set
forth in Sections 8.3(a) and (b) have been satisfied;

               (d) The Buyer shall have assumed, as set forth in Section 7.10, the Collective Bargaining Agreement and, as set forth in Section 2.3(x), the Contracts, and in 2.3(xi), the RG&E Agreement.

               (e) The Seller shall have received an opinion from the general counsel of the Parent, dated the Closing Date and satisfactory in form and substance to the Seller and their counsel, substantially to the effect that:

                            (1) Parent is a corporation and the Buyer is a limited liability company, in each case duly organized, existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and, with respect to the Buyer, the Ancillary Agreements and to consummate the transactions contemplated hereby and, with respect to the Buyer, thereby; and the execution and delivery of this Agreement and, with respect to the Buyer, such Ancillary Agreements and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Buyer and Parent;

                            (2) This Agreement and those Ancillary Agreements have been duly executed and delivered by the Buyer and Parent and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Buyer and Parent, enforceable against the Buyer and Parent in accordance with their terms, (A) subject to the Bankruptcy and Equity Exception and (B) except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

                            (3) The execution and delivery and performance of this Agreement and, with respect to the Buyer, the Ancillary Agreements by the Buyer and Parent do not conflict with the constituent documents, as currently in effect, of the Buyer or Parent; and

                            (4) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer or Parent of the Closing other than the Buyer Required Regulatory Approvals, all of such Buyer Required Regulatory Approvals having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority.

               As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and Delaware, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its subsidiaries and by public officials.

                                   ARTICLE IX

                                INDEMNIFICATION

               9.1 Indemnification. (a) The Seller and, solely with respect to Unit 6, RG&E will indemnify, defend and hold harmless Parent and the Buyer from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (including consequential or special damages), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable
attorneys'   fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by the Buyer relating to, resulting from or arising out of (i) any breach by the Seller or RG&E of any covenant or agreement of the Seller or RG&E contained in this Agreement or the representations and warranties contained in Sections 5.1, 5.2 or 5.3 hereof (it being understood that the Seller or RG&E, as the case may be, shall only be responsible for breaches by itself and not for breaches by the other), (ii) the Excluded Liabilities, (iii) noncompliance by the Seller with any bulk sales or transfer laws as provided in Section 11.11 or (iv) the Indemnifiable Liens.

               (b) Parent and the Buyer will indemnify, defend and hold harmless the Seller and RG&E from and against any and all Indemnifiable Losses asserted against or suffered by the Seller or RG&E relating to, resulting from or arising out of (i) any breach by Parent or the Buyer of any covenant or agreement of Parent or the Buyer contained in this Agreement or the representations and warranties contained in Sections 6.1, 6.2 and 6.3 hereof and (ii) the Assumed Obligations.

               (c) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to mitigate and to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

               (d) The expiration, termination or extinguishment of any covenant or agreement shall not affect the parties' obligations under this
Section 9.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

               (e) The rights and remedies of the Seller, RG&E, Parent and the Buyer under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Seller, RG&E, Parent and the Buyer may have under this Agreement or otherwise for monetary relief with respect to (i) any breach or failure to perform any covenant or agreement set forth in this Agreement or
(ii) the Assumed Obligations or the Excluded Liabilities, as the case may be.

               (f) The Buyer, RG&E, Parent and the Seller each agree that notwithstanding any provisions in this Agreement to the contrary, all parties to this Agreement retain their remedies at law or in equity with respect to willful or intentional breaches of this Agreement.

               (g) Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

               9.2 Defense of Claims. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

               (b) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

               (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

               (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of the Bank of Boston), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subject in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

               (e)    A failure to give timely notice as provided in this
Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

               9.3 Tax Contest. (a) The Buyer shall notify the Seller and/or RG&E (as applicable) in writing within thirty (30) days of receipt of written notice of any Federal or State pending or threatened audits, adjustments or assessments (a "Tax Audit"), which may affect the Seller's or RG&E's liability for Taxes. If the Buyer fails to give such notice, the Buyer shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice adversely affects the Seller's or RG&E's right to participate in the Tax Audit.

               (b) (i) If such Tax Audit relates to any taxable period ending on or before the Closing or for any Taxes for which the Seller is liable hereunder, the Seller shall at its expense control the defense and settlement of such Tax Audit; (ii) if such Tax Audit relates to any taxable period beginning after the Closing for any Taxes, including without limitation Transfer Taxes as provided in Section 7.8(a), for which the Buyer is liable in full hereunder, the Buyer shall at its expense control the defense and settlement of such Tax Audit, provided the Seller shall be entitled to participate in such Tax Audit at its expense in such defense and to employ counsel of its choice at its expense; and (iii) if such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Closing and any Tax item cannot be identified as being a liability of either party or cannot be separated from a Tax item for which the other party is liable, the Seller shall control the defense and settlement of the Tax Audit.


                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

               10.1   Termination. (a)   This Agreement may be terminated at
any time prior to the Closing Date by mutual written consent of the Seller, RG&E and the Buyer.

               (b) Unless Parent, the Seller and RG&E otherwise agree, this Agreement shall be terminated with respect to RG&E if the RG&E Board Approval is not received within 35 days after the date hereof. Upon such termination, Parent, the Buyer and the Seller agree to appropriately amend this Agreement to reflect only the sale of the Seller's interest in the Purchased Assets.

               (c) This Agreement maybe terminated by the Seller, RG&E or the Buyer if the Closing contemplated hereby shall have not occurred on or before the first anniversary of the date of this Agreement (the "Termination Date"); provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on the first anniversary of the date of this Agreement the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is twenty-one months from the date of this Agreement.

               (d) This Agreement may be terminated by the Seller, RG&E or the Buyer if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Seller, RG&E and the Buyer to consummate the Closing shall have determined not to grant its or their consent and all appeals of such determination shall have been taken and have been unsuccessful,
(ii) one or more courts of competent, jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (iii) any statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the Closing.

               (e) This Agreement may be terminated by the Buyer, if there has been a material violation or breach by the Seller or RG&E of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer to effect the Closing impossible and such violation or breach has not been waived by the Buyer.

               (f) This Agreement may be terminated by the Seller or RG&E, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller or RG&E to effect the Closing impossible and such violation or breach has not been waived by the Seller or RG&E.

               (g) This Agreement may be terminated by the Seller or the Buyer in accordance with the provisions of Section 7.11(b) or (c)



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

               (h) Notwithstanding the foregoing, RG&E's right to terminate shall only be with respect to the sale of its ownership interest in Unit 6 hereunder and not with respect to the remaining Oswego Assets.

               10.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any party pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other parties and, subject to Section 10.1(h), this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

               (a) Said termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section
10.2 and in Sections i.2(b), 7.3 and 7.7.

               (b) All filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

               11.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller, RG&E (to the extent its interests are affected by such amendment, modification or supplement), Parent and the Buyer.

               11.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or




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

estoppel with respect to, any subsequent or other failure. Notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 8.3(d) cannot be waived by the Seller without the consent of the IBEW.

               11.3 No Survival. Subject to the provisions of Section 9.2, each and every representation, warranty and covenant contained in this Agreement (other than the covenants contained in Sections 3.2, 3.3, 3.4, 7.2, 7.3, 7.4, 7.7, 7.8, 7.10, 7.12, 7.13, 7.14 and 7.15 and in Articles IX and XI
(which covenants shall survive in accordance with their terms) and other than the representations and warranties contained in Sections 5.1, 5.2 and 5.3 (which representations and warranties shall survive for eighteen months from the Closing)) shall expire with, and be terminated and extinguished by the consummation of the sale of the Purchased Assets and the transfer of the Assumed Obligations pursuant to this Agreement and such representations, warranties and covenants shall not survive the Closing Date; and none of the Seller, RG&E, the Buyer or any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

               11.4 Notices. All notices and other communications hereunder shall be in writing an shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                             (a)    If to the Seller, to:

                                    Niagara Mohawk Power Corporation
                                    300 Erie Boulevard West
                                    Syracuse, NY 13202
                                    Facsimile:   (315) 428-5802
                                    Attention:   Michael J. Kelleher

                                    with a copy to:

                                    Sullivan & Cromwell
                                    1701 Pennsylvania Avenue, N.W.
                                    Washington, D.C.  20006
                                    Facsimile:   (202) 293-6330

                                    Attention:    Janet T. Geldzahler, Esq.

                                    Swidler & Berlin
                                    3000 K Street, N.W.
                                    Washington, D.C.  20007
                                    Facsimile:   (202) 424-7501
                                    Attention:   Steven Agresta

                             (b)    If to RG&E, to:

                                    Rochester Gas and Electric Corporation
                                    89 East Avenue
                                    Rochester, N.Y.  14649
                                    Attention:   Michael T. Tomaino

                             (c)    If to the Buyer, to:
                                    NRG Energy, Inc.
                                    1221 Nicollet Mall, Suite 700
                                    Minneapolis, MN 55403-2445
                                    Facsimile:   (612) 373-5430
                                    Attention:   Craig Mataczynski
                                    with a copy to:

                                    Dorsey & Whitney LLP
                                    220 South Sixth Street
                                    Minneapolis, MN 55402-1498
                                    Facsimile:  (612) 340-8738
                                    Attention:   Frank H. Voigt

               11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this




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

Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, (i) the Buyer may assign all of its rights and obligations hereunder to any wholly owned Subsidiaries of Parent (direct or indirect) provided that no such assignment will release Parent from any liabilities or obligations hereunder, and (ii) the Buyer or its permitted assignee may (a) assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s), or (b) assign or transfer a portion of such rights and interest to a responsible financial partner, in either case for the purpose of financing or refinancing; provided, however, that no such assignment or disposition shall relieve or in anyway discharge Parent or the Buyer or such assignee from the performance of its duties and obligations under this Agreement. The Seller and RG&E agree to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder so long as their rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

               11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies, except where New York law is preempted by federal law in which event federal law shall govern.

               11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               11.8 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

               11.9 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

               11.10 Entire Agreement. This Agreement, the Confidentiality Agreement, the RG&E Agreement and the Ancillary Agreements including the




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Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Preliminary Information Memorandum, dated April 1998, the Information Memorandum, dated May 1998, or the Request for Proposal, dated July 1998, previously made available to the Buyer by the Seller, Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation). This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

               11.11 Bulk Sales or Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provision of any bulk sales or transfer laws (other than Section 1141(c) of the New York State Tax Law) of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by this Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

                          [BALANCE OF PAGE LEFT BLANK]




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

               IN WITNESS WHEREOF, the Seller, RG&E, Parent and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                               NIAGARA MOHAWK POWER CORPORATION


                               By /s/ Michael J. Kelleher
                                  ----------------------------------------------
                                   Name:    Michael J. Kelleher
                                   Title:   Vice President


                               ROCHESTER GAS AND ELECTRIC CORPORATION


                               By /s/ Michael T. Tomaino
                                  ----------------------------------------------
                                   Name:    Michael T. Tomaino
                                   Title:   Sr. Vice President & General Counsel

                               NRG ENERGY, INC.


                               By /s/ Craig A. Mataczynski
                                  ----------------------------------------------
                                   Name:    Craig A. Mataczynski
                                   Title:   President


                               OSWEGO HARBOR POWER LLC


                               By /s/ Michael O'Sullivan
                                  ----------------------------------------------
                                    Name:    Michael O'Sullivan
                                    Title:   Authorized Representative





                                       65